Exhibit 24

LIMITED POWER OF ATTORNEY

The undersigned, Michael Stewart, hereby constitutes and appoints James C. Webster, as the true and lawful Attorney-In-Fact for the undersigned to exercise the authority and power and do any and all things necessary or appropriate for and on behalf of the undersigned, in the judgment of said Attorney-In-Fact, to prepare, sign, and file Form 3, Form 4, and Form 5 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder for and on behalf of the undersigned required to be filed with the United States Securities and Exchange Commission regarding the securities of Team, Inc.

IN WITNESS WHEREOF, the undersigned has set forth his or her signature below effective the 24th day of October, 2025.

By:	/s/ Michael Stewart
Michael Stewart